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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                            DECEMBER 31, 2004

                   Contact:   Parkvale Financial Corporation
                              Robert J. McCarthy, Jr., President and CEO or Timothy G. Rubritz, CFO
                              412/373-7200

                              Advance Financial Bancorp
                              Stephen M. Gagliardi, Chairman, President and CEO 304/737-3531

                  PARKVALE FINANCIAL CORPORATION COMPLETES ITS
                    ACQUISITION OF ADVANCE FINANCIAL BANCORP

MONROEVILLE, PA and WELLSBURG, WV, Dec. 31 -- Parkvale Financial Corporation (Nasdaq: PVSA) ("Parkvale") and Advance Financial Bancorp ("Advance") announced today that they have completed their merger.

The combined company, including its primary subsidiary, Parkvale Bank, has $1.9 billion in assets, $1.5 billion in deposits and 46 offices throughout Allegheny, Beaver, Butler, Fayette, Washington and Westmoreland counties in Pennsylvania; Brooke County, West Virginia; and Jefferson and Belmont counties, Ohio.

As a result of the acquisition, shareholders of Advance will receive $26 in cash for each share of common stock in a taxable transaction. The total value of the transaction is $37.7 million.

"This merger combines two companies with similar cultures and represents a natural market extension for Parkvale." said Robert J. McCarthy, Jr., President and Chief Executive Officer of Parkvale Financial Corporation. Mr. McCarthy also noted, "This merger reinforces our strategic plan of seeking growth opportunities that enhance shareholder value. The transaction is expected to be accretive to earnings per share in the first quarter of 2005."

"We are very pleased to be joining Parkvale Bank and very excited by the opportunities for our customers, our community and our shareholders," stated Stephen M. Gagliardi, Chairman, President and Chief Executive Officer of Advance. "Parkvale is one of the premier financial institutions in western Pennsylvania. Much like ourselves, Parkvale shares the belief that our customers are our top priority. Our commitments to teamwork and quality will help ensure a seamless transition for all customers."

Advance Financial Savings Bank, with 7 branch offices, had $316 million in assets, $284 million in deposits and $22 million in shareholders' equity as of December 30, 2004.

                                     -more-


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Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated due to a number of factors. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any revenue synergies from the merger may not be fully realized or may take longer to realize than expected; disruption from the merger making it more difficult to maintain relationships with clients, employees or suppliers; increased competition and its effect on pricing, spending, third-party relationships and revenues; and the risk of new and changing regulation in the U.S. The forward-looking statements in this press release speak only as of the date of the filing, and Parkvale does not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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